Exhibit 10.2.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

                This First Amendment to the Employment Agreement is made and entered into as of the 4th day of January, 2008 by and between Emergency Medical Services Corporation (the “Company”), and Don S. Harvey (the “Executive”).  For purposes of this Amendment, the Company shall also include Emergency Medical Services, L.P.

RECITALS

A.            The Company and the Executive previously entered into that certain agreement made as of February 10, 2005 (the “Employment Agreement”).

B.            The Company and the Executive desire to amend certain provisions of the Employment Agreement on the terms described herein.

                NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

                1.             Article 2 of the Employment Agreement is amended to read as follows:

                                Unless earlier terminated pursuant to Article 6 hereof, the Executive’s employment hereunder shall continue in effect until February 15, 2010, at which time the Executive’s employment with the Company shall terminate.  Upon a termination of the Executive’s employment pursuant to this Article 2, the Company shall have no further payment obligations to the Executive hereunder for severance or otherwise (except for accrued Base Salary and accrued paid time off through the date of the Executive’s termination).

                2.             Article 3 of the Employment Agreement is amended to add the following at the end thereof:

                                Effective January 7, 2008, the Executive resigns as President and Chief Operating Officer of the Company and from all other positions he holds as an officer and/or director of the Company and any of its subsidiaries and affiliates.  Effective January 7, 2008, the Executive shall be employed as the Company’s Chief of Special Projects (“CSP”), shall report to the Company’s Chairman and Chief Executive Officer (the “CEO”), and shall serve in such capacity, performing those duties assigned by the CEO that are consistent with the position of CSP.

                3.             Article 4(a) of the Agreement is amended to add the following at the end thereof:

                                Effective January 7, 2008, the Executive’s Base Salary for his services shall be at the annualized rate of $512,000 and shall continue at such annualized rate through the end of the term of his employment.

                4.             Article 4(b) of the Employment Agreement is deleted in its entirety and the Executive shall no longer be eligible to participate in a short-term incentive plan; provided however, that this Amendment shall not affect payment, if any, to Executive under the Company’s 2007 incentive plan .

                5.             Article 4(c) of the Employment Agreement is amended to include a new Article 4(c)(iv) with respect to the Harvey Options and the Executive’s co-investment securities.  These provisions shall also serve to amend the terms of that certain Equity Option Agreement dated February 10, 2005 executed by and between the Company and the Executive (the “Option Agreement”), as follows:

(iv)  The vesting of Shares subject to the Harvey Options described in Article 4(c)(ii)(I) of the Employment Agreement and in paragraph 4(a)(i) of the Option Agreement (such Shares to be referred to herein as the “Time Vesting Option Shares”) shall be accelerated such that 138,954 of such Shares shall be fully vested and exercisable effective January 7, 2008.  The remaining 46,317 of the Time Vesting Option Shares shall be forfeited effective January 7, 2008.  The 138,954 Time Vesting Option Shares which remain outstanding shall otherwise continue to be exercisable in accordance with and subject to the terms of the Option Agreement and the Company’s Equity Option Plan (the “Plan”); provided, however, that neither the (i) Time Vesting Option Shares, (ii) the Shares subject to the Harvey Options as described in Article 4(c)(ii)(II) of this Employment Agreement and in paragraph 4(a)(ii) (the “Performance Vesting Option Shares”) of the Option Agreement; nor (iii) the co-investment securities (the “Co-Invest Shares”) acquired by the Executive (as described in Article 4(c) of this Employment Agreement) shall be subject to the transfer restrictions contained in the Equityholders Agreement (as such term is defined in the Option Agreement).  The foregoing notwithstanding, the Executive agrees that he may not sell or transfer any of his Co-Invest and Time Vesting Option Shares prior to the Company’s first financial earnings call (related to its 2007 results) of 2008 (the “Earnings Call”).  Following the Earnings Call, the Executive may sell or transfer any or all of his Time Vesting Option Shares and up to 37,500 of his Co-Invest Shares at anytime, and beginning one week after the Earnings Call, the Executive may sell or transfer up to three thousand (3,000) additional Co-Invest Shares per week until all such Shares are sold or transferred.  The amount of such Co-Invest Shares available to be sold or transferred per week shall be determined on a cumulative basis such that if the Executive does not sell or transfer such Shares during any weekly period, the Shares not sold or transferred may thereafter be sold or transferred in a subsequent week.  The Performance Vesting Option Shares shall continue to vest and become exercisable in accordance with the terms of the Option Agreement and the Employment Agreement. .

                6.             Article 5 of the Employment Agreement is amended to provide that, effective January 7, 2008, the Executive shall only be entitled to the benefits described in Articles 5(b) and 5(d) thereof and he shall no longer be entitled to any of the other benefits described in Article 5.  The Executive expressly acknowledges and agrees that he shall cease to accrue any additional vacation or paid time off on and after January 7, 2008, but the vacation or paid time off accrued prior to January 7, 2008 shall be unaffected by the Amendment.

                7.             Article 6(a) of the Employment Agreement is hereby amended by deleting subparagraphs (iii) and (iv) thereof.

                8.             Article 7 of the Employment Agreement is hereby amended to delete Article 7(a) thereof.

                9.             Article 8(a) of the Employment Agreement is amended to read as follows:

(a)  The Executive, throughout the term of his employment, shall devote such time and attention to the business and affairs of the Company as is necessary to carry out his duties as CSP.  Executive shall not, without the approval of the CEO, become an employee of any other company or firm which is a commercial venture. It is understood and agreed that Executive may provide outside consulting services to a third party as an independent contractor as long as such consulting services are not inconsistent with the Executive’s duties and obligations hereunder.

                Except as amended herein, all other provisions of the Employment Agreement shall continue in effect and shall be unaffected hereby.

                IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

                Emergency Medical Services Corporation

By:	/s/ William A. Sanger

Its:	Chairman	/s/ Don S. Harvey
Don S. Harvey